Exhibit 10.11

EMPLOYMENT AND NON-COMPETITION AGREEMENT

This EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of March 5, 2016, is between Speedy Group Holdings Corp., a Delaware corporation (the “Employer”) and William Baker (the “Employee”).

WHEREAS, the Employer wishes to employ the Employee as the Executive Vice President and Chief Operating Officer of the Employer, and the Employee wishes to be employed as the Executive Vice President and Chief Operating Officer of the Employer, on the terms set forth below.

NOW, THEREFORE, it is hereby agreed as follows:

§1. EMPLOYMENT. The Employer hereby employs the Employee, and the Employee hereby accepts employment, upon the terms and subject to the conditions hereinafter set forth.

§2. DUTIES. As of the date hereof, the Employee shall be employed as the Executive Vice President and Chief Operating Officer of the Employer. In such capacity, the Employee shall have the responsibilities and duties customary for such offices and such other executive responsibilities and duties as are assigned by the Chief Executive Officer of the Employer which are consistent with the Employee’s position. At all times during the performance of this Agreement, the Employee will adhere to the rules and regulations (the “Policies”) that have been or may hereafter be established by Employer’s Board of Directors (the “Board”) (and any committee thereof) for the conduct of the employees of the Employer and its subsidiaries or for the position or positions held by the Employee. The Employee agrees to devote his full time and best efforts to the performance of his duties to the Employer. Any additional board service or similar roles with other organizations shall be subject to the prior approval of the Board.

§3. TERM. The initial term of employment of the Employee hereunder shall commence on the date hereof (the “Commencement Date”) and shall continue until the third (3rd) anniversary of the Commencement Date (the “Initial Term”), unless earlier terminated pursuant to §6, and shall be renewed automatically for additional one (1) year terms (each, a “Renewal Term”) thereafter unless terminated by either party by written notice to the other given at least forty-five (45) days prior to the expiration of the then current term.

§4. COMPENSATION AND BENEFITS. Until the termination of the Employee’s employment hereunder, in consideration for the services of the Employee hereunder, the Employer shall compensate (or cause one of its subsidiaries to compensate) the Employee as follows:

(a) Base Salary. The Employer shall pay the Employee, in accordance with the Employer’s then current payroll practices, a base salary (the “Base Salary”). The Base Salary will be paid at an annual rate of $500,000. Employee will be eligible for merit-based increases in Base Salary based upon performance reviews to be conducted on an annual basis.

(b) Bonus. The Employee shall be entitled to receive an annual performance based bonus (the “Bonus”) of up to fifty percent (50%) of Base Salary with respect to each calendar year of the Employer, based on satisfaction of performance criteria to be set by the Board for such fiscal year. The Bonus payable in respect of any calendar year (if any) shall be paid in the immediately following calendar year by the earlier to occur of (A) 30 days following the completion of the consolidated audited financial statements of the Employer and its subsidiaries for the calendar year for which the Bonus was earned; and (B) April 30 of such immediately following calendar year.

(c) Vacation. The Employee shall be entitled to three (3) weeks vacation each calendar year plus one (1) week sick time (pro-rated for any partial calendar year of employment). Any vacation shall be taken at the reasonable and mutual convenience of the Employer and the Employee.

(d) Insurance; Other Benefits. The Employee shall be entitled to receive any health, accident, disability and life insurance and other employee benefits provided by the Employer under group health, accident, disability and life insurance plans and other employee benefit plans and fringe benefits maintained by the Employer for its full-time, salaried executive employees as such benefits may be modified from time to time by the Board.

(e) Withholding. All amounts payable by the Employer to the Employee hereunder (including, but not limited to, the Base Salary and Bonus) shall be reduced prior to the delivery of such payment to the Employee by an amount sufficient to satisfy any applicable federal, state, local or other withholding tax requirements.

(f) Stock Options. The Employee will be awarded an option to purchase 3,000 shares of Class B Common Stock of the Employer at an exercise price equal to the fair market value of the Employer’s Class B Common Stock as of the date hereof, as determined by the Board in its discretion, on terms substantially consistent with the draft stock option agreement provided to the Employee prior to the date hereof (with five (5) year vesting on each anniversary of the Commencement Date).

§5. EXPENSES. The Employer shall reimburse the Employee for all documented reasonable expenses of types authorized by the Employer and incurred by the Employee in the performance of his duties hereunder. The Employee shall comply with such budget limitations and approval and reporting requirements with respect to expenses as the Employer may establish from time to time.

§6. TERMINATION. The Employee’s employment hereunder shall commence on the Commencement Date and continue until the expiration of the Initial Term, or any Renewal Term as contemplated by §3 above, except that the employment of the Employee hereunder shall earlier terminate:

(a) Death. Upon the death of the Employee during the term of his employment hereunder.

(b) Disability. At the option of the Employer, in the event of the Employee’s Disability (as defined below), upon thirty (30) days’ written notice from the Employer. For purposes hereof, the Employee shall be deemed to have a “Disability” if the Employee is unable (as reasonably determined in good faith by the Board), on account of a physical or mental illness, injury or disease or combination thereof, to perform his duties and obligations under this Agreement for a period of more than 90 consecutive days or for a total of 180 days within any 12 month period.

(c) For Cause. For “Cause” immediately upon written notice by the Employer to the Employee. For purposes of this Agreement, a termination shall be for Cause if the Board shall reasonably determine, that any one or more of the following has occurred:

(i) the Employee shall have committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against the Employer or any of its subsidiaries (collectively, the “Companies”), including, but not limited to, the offer, payment, solicitation or acceptance of any unlawful bribe or kickback with respect to the business of any of the Companies; or

(ii) the Employee shall have committed or been convicted by a court of competent jurisdiction of, or pleaded guilty or nolo contendere to, any felony or any other crime that could reasonably be expected to have a material adverse effect on the business or reputation of any of the Companies; or

(iii) the Employee shall have committed a material breach of any of the covenants, terms and provisions of §§7, 8 or 9 hereof; or

(iv) the Employee shall have breached in any material respects any one or more of the provisions of this Agreement (excluding §§7, 8 and 9 hereof), including, without limitation, any failure to comply with the Policies, and such breach shall have continued for a period of ten (10) days after written notice to the Employee specifying such breach in reasonable detail; or

(v) the Employee shall have refused, after written notice, to obey any lawful resolution of or direction by the Board which is consistent with his duties hereunder; or

(vi) the Employee shall be chronically absent from work (excluding vacation, illnesses or leaves of absence approved by the Board) and such absence shall continue following written notice to the Employee; or

(vii) the Employee, subject to §1 hereof, shall have failed to devote his full time and best efforts to the performance of his duties to the Employer and such failure continues for more than ten (10) days after written notice of such failure has been given to the Employee; or

(viii) the Employee shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs or shall have possessed illegal, unpermitted or unregistered weapons, in each case on the premises of the Employer or any of its direct or indirect subsidiaries.

(d) Resignation or Termination Without Cause. At any time, upon written notice by either the Employer or the Employee to the other party hereto.

(e) Resignation For Good Reason. The Employee may terminate his employment for “Good Reason” upon prior written notice to the Employer. For purposes of this Agreement, the term “Good Reason” shall mean a material breach by the Employer of any of its obligations under this Agreement that shall have continued for a period of thirty (30) days after written notice to the Employer specifying such breach in reasonable detail and that is continuing as of the date of termination.

(f) Rights and Remedies on Termination.

(i) If the Employee’s employment hereunder is terminated pursuant to §6(a), §6(b) or §6(c), by the Employee pursuant to §6(d) or pursuant to §3 in connection with the expiration of the Initial Term or any subsequent term hereunder, then the Employee (or his estate, as applicable) shall be entitled to receive his Base Salary through the date of termination or expiration.

(ii) If the Employee’s employment hereunder is terminated by the Employer pursuant to §6(d), in connection with the Employer’s election not to renew the Term or any Renewal Term pursuant to §3 above, or by the Employee pursuant to §6(e), then the Employee shall be entitled to continue to receive payment, in accordance with the Employer’s then current payroll practices, of the Employee’s Base Salary in effect at the time of such termination (the “Termination Date”) for a twelve (12) month period following such termination (the “Severance Period”), provided, however, that (A) the Employee’s right to receive the foregoing payments is expressly conditioned upon receipt by the Employer within thirty (30) days following the Termination Date of a written release executed by the Employee, in form and substance satisfactory to the Employer, of any and all claims or causes of action of any nature relating directly or indirectly to such Employee’s employment or termination of employment by the Employer, and (B) in the event that the Employee breaches any of the covenants, terms or provisions of §§7, 8 or 9 hereof, without limiting any other rights that the Employer may have, the Employer’s obligation to make payments under this §6(f)(ii) shall immediately terminate.

(iii) Except as otherwise set forth in this §6(f), the Employee shall not be entitled to any severance, bonus or other compensation after termination other than payment of any expense reimbursements under §5 hereof for expenses incurred in the performance of his duties prior to termination or benefits or compensation to which the Employee is entitled pursuant to applicable law (e.g. COBRA).

§7. INVENTIONS; ASSIGNMENT. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of any of the Companies, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Employee may discover, invent or originate during the term of his employment hereunder, either alone or with others and whether or not during working hours or by the use of the facilities of any of the Companies (“Inventions”), shall be the exclusive property of the Companies. The Employee shall promptly disclose all Inventions to the Employer, shall execute at the request of the Employer any assignments or other documents the Employer may deem necessary to protect or perfect the rights of the Companies therein, and shall assist the Companies, at the Companies’ expense, in obtaining, defending and enforcing the Companies’

rights therein. The Employee hereby appoints the Employer and each of the other Companies, individually, as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Employer or any of the other Companies to protect or perfect their rights to any Inventions.

§8. CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that certain assets of, and information relating to, the Companies, including, without limitation, information regarding the Companies’ methods of operation, financial information, strategic planning, operational budgets and strategies, payroll data, management systems programs, computer systems, marketing plans and strategies, merger and acquisition strategies and customer lists (hereinafter called “Confidential Information”) are valuable, special, and unique assets or information of the Companies and their affiliates. The Employee shall not, during or after his term of employment, disclose any or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder; provided, that Confidential Information shall in no event include (a) Confidential Information which was generally available to the public at the time of disclosure by the Employee or (b) Confidential Information which becomes publicly available other than as a consequence of the breach by the Employee of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Employer or the Employee, the Employee shall deliver to the Employer all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. Nothing contained within this §8 shall prohibit the Employee from disclosing Confidential Information if such disclosure is required by law, governmental process or valid legal process. In the event that the Employee is legally compelled to disclose any of the Confidential Information, he shall provide the Employer with prompt written notice so that the Employer, at its sole cost and expense, may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that Employer waives compliance with the provisions of this Agreement, Employee shall furnish only that portion of the Confidential Information that he is advised by counsel is legally required to be disclosed.

§9. NON-COMPETITION. During the term of the Employee’s employment hereunder and for the Designated Period (as defined below) after termination of the Employee’s employment hereunder, the Employee will not (a) anywhere within any county in which any Company conducts business, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than one percent (1%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that provides the same or any substantially similar services or products offered or planned to be offered by any of the Companies during the term of the Employee’s employment or at the time of the Employee’s termination or that any Company has notified the Employee at any time prior to the time of such termination that it proposes to conduct and for which any of the Companies have, prior to the time of such termination, expended substantial resources (the “Designated Industry”), or (b) solicit any employee of any of the Companies to leave its employ for alternative employment, or hire or offer employment to any person to whom the Employee actually knows any of the Companies has offered employment. For purposes hereof, the term “Designated Period” shall mean eighteen (18) months. The Employee acknowledges that the provisions of this §9 are essential to protect the business and goodwill of the Companies. The Employee will continue to be bound by the provisions of this §9 until their expiration and shall not be entitled to any compensation from the Employer with respect thereto except as provided above. If at any time the provisions of this §9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this §9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this §9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The Employee hereby acknowledges that he has agreed to be bound by the provisions of this §9 in consideration for the compensation, severance and other benefits to be provided by the Employer to the Employee pursuant to the terms of this Agreement.

§10. GENERAL.

(a) Notices. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this §10(a):

If to the Employer, to:

Speedy Group Holdings Corp.

3527 North Ridge Road

Wichita, Kansas 67205

Attention: Chief Executive Officer

With copies to:

Friedman Fleischer & Lowe, LLC

One Maritime Plaza

Suite 2200

San Francisco, CA 94111

Attention: Christopher Masto

Fax: (415) 402-2111

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Neil W. Townsend, Esq.

Fax: (212) 728-9272

If to the Employee, to the address set forth on the signature page hereto.

(b) Equitable Remedies. Each of the parties hereto acknowledges and agrees that upon any breach by the Employee of his obligations under §§7, 8 and 9 hereof, the Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

(c) Severability. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(d) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(e) Counterparts. This Agreement may be executed in multiple counterparts (including by telecopier), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f) Assigns. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties hereto, including any entity which acquires substantially all of the assets or stock of the Employer.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation, any other employment agreements or any other agreements or memoranda entitling the Employee to compensation (including any bonus) from the Employer or any of the Companies. This Agreement shall not be amended except by a written instrument hereafter signed by each of the parties hereto.

(h) Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of New York.

(i) Section 409A.

(i) Purpose. This section is intended to help ensure that compensation paid or delivered to the Employee pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Employer does not warrant to the Employee that all compensation paid or delivered to him for his services will be exempt from, or paid in compliance with, Section 409A.

(ii) Amounts Payable On Account of Termination. For the purposes determining when amounts otherwise payable on account of the Employee's termination of employment under this Agreement will be paid, which amounts become due because of his termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that the Employee first incurs a “separation from service” for purposes of Section 409A on or following termination of employment.

(iii) Reimbursements. Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (2) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(iv) Releases. Any amounts otherwise payable on account of the Employee's termination of employment under this Agreement which (i) are conditioned in any part on a release of claims and (ii) would otherwise be paid (assuming the release is given) prior to the last day on which the release could become irrevocable assuming the Employee's latest possible execution and delivery of the release (such last day, the “Release Deadline”) shall be paid, if ever, only on the Release Deadline, even if the Employee's release becomes irrevocable before that date. The Employer may elect to make such payment up to thirty (30) days prior to the Release Deadline, however. If no such last day is specified in this Agreement, then such last day will be the sixtieth (60th) day after the Employee's termination of employment.

(v) Interpretative Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

SPEEDY GROUP HOLDINGS CORP.

By:	/s/ Donald F. Gayhardt
Name: Donald F. Gayhardt
Title: Chief Executive Officer

EMPLOYEE

/s/ William Baker
Name:	William Baker
Address:	[ADDRESS REDACTED]